Exhibit 3.1
TENTH AMENDMENT TO
THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
COLONIAL REALTY LIMITED PARTNERSHIP
     THIS TENTH AMENDMENT TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF COLONIAL REALTY LIMITED PARTNERSHIP (this “Tenth Amendment”), dated as of April 25, 2007, is entered into by Colonial Properties Trust, as general partner (the “General Partner”) of Colonial Realty Limited Partnership (the “Partnership”), for itself and on behalf of the limited partners of the Partnership (the “Limited Partners”).
     WHEREAS, Section 7.1.A(7) of the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) provides that the General Partner shall have the power to distribute cash or other assets of the Partnership in accordance with the Partnership Agreement;
     WHEREAS, Section 14.1.B(4) of the Partnership Agreement provides that the General Partner shall have the power, without the consent of any Limited Partners, to amend certain provisions of the Partnership Agreement, including Section 7.1.A(7), to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect;
     WHEREAS, the Board of Trustees (the “Board”) of the General Partner has approved a strategic plan that contemplates, among other things, the formation of two new Subsidiaries, DRA/CLP Office LLC and OZ/CLP Retail LLC, the pro rata distribution of 85% of the common membership units of each of these Subsidiaries to the Partners , and the sale by the General Partner, for cash, of the common membership units in these two Subsidiaries that it receives in such distribution pursuant to purchase agreements entered into prior to the time of such distribution;
     WHEREAS, the General Partner, in its capacity as general partner of the Partnership, seeks to amend the Partnership Agreement to the extent necessary to permit the Partnership to make a pro rata distribution of membership interests in the Subsidiaries referred to above to all Partners; and
     WHEREAS, the Board has determined that the amendment to Section 7.1.A(7) set forth below is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect.

     NOW, THEREFORE, in consideration of the in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement, as follows:
     1. Distributions in Kind. Section 7.1.A(7) of the Partnership Agreement is hereby amended to read in its entirety as follows:
“(7)	the distribution of Partnership cash or other Partnership assets in accordance with this Agreement, including distributions of equity interests in Subsidiaries of the Partnership made on a pro rata basis to holders of Common Units, provided that, in connection with the receipt of any such distribution, the General Partner either shall (i) prior to receiving such distribution, enter into a purchase and sale agreement, pursuant to its powers under Article III of the Declaration of Trust, to dispose of such equity interests or other Partnership assets that it receives in such distribution in exchange for cash or (ii) distribute such equity interests or other Partnership assets to the holders of REIT Shares;”
     2. Certain Capitalized Terms. All capitalized terms used in this Tenth Amendment and not otherwise defined shall have the meanings assigned in the Partnership Agreement.
     3. Full Force and Effect. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.
(Signature appears on the following page.)

     IN WITNESS WHEREOF, the undersigned has executed this Tenth Amendment as of the date first set forth above

COLONIAL PROPERTIES TRUST, as General Partner of Colonial Realty Limited Partnership

By:	/s/ John P. Rigrish

Name:	John P. Rigrish

Title:	Chief Administrative Officer

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